Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2008 FOURTH QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

  -     Gross Profit: $4.5 million, up 4% year-over-year

  -     Income from operations $1.4 million, up 10% year-over-year

SHREWSBURY, NJ, January 29, 2009 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the fourth quarter ended December 31, 2008. The results will be discussed in a conference call to be held on Friday, January 30, 2009 at 10:00 AM Eastern time. The dial-in telephone number is (866) 814-8476 and the pass code is "WSTG".

This conference call will be available via live webcast – in listen-mode only – at www.earnings.com. A replay will be available on our website at www.waysidetechnology.com.

Total net sales for the fourth quarter of 2008 amounted to $40.0 million compared to $47.1 million for the same period in 2007. Sales for the fourth quarter of 2008 for our Lifeboat segment were $22.7 million compared to $34.5 million in the fourth quarter of 2007, representing a 34% decrease. Sales for the fourth quarter of 2008 for our Programmer’s Paradise segment were $17.3 million compared to $12.6 million in the fourth quarter of 2007, representing a 38% increase.

Total gross profit for the fourth quarter of 2008 amounted to $4.5 million, compared to $4.3 million for the same period in 2007. Gross profit for the fourth quarter of 2008 for our Lifeboat segment was $2.5 million, compared to $2.8 million in the fourth quarter of 2007, representing a 13% decrease. Gross profit for the fourth quarter of 2008 for our Programmer’s Paradise segment was $2.0 million, compared to $1.5 million in the fourth quarter of 2007, representing a 38% increase.

Total gross profit, as a percentage of net sales, for the quarter ending December 31, 2008, was 11.2%, compared to 9.2% in the fourth quarter of 2007.

Cash and cash equivalents amount to $18.7 million, representing 78% of our equity as of December 31, 2008. We have no debt.

“Our 2008 fourth quarter was a great quarter, considering the difficult economic environment and the fact that our Lifeboat unit ceased distributing VMware products as of October 1, 2008. Overall, we achieved 10% growth in quarterly income from operations,” said Simon F. Nynens, Chairman and Chief Executive Officer.  “Lifeboat has been taking steps to replace the VMware revenue, including signing new distribution contracts with six new software publishers in the fourth quarter. Excluding VMware, Lifeboat’s sales increased by $2.3 million or 11% compared to the fourth quarter of 2007.”

As stated before, the fourth quarter of 2008 marked the end of distributing VMware-labeled sales for Lifeboat. Total 2008 VMware-labeled distribution sales amounted to $29.2 million, or 17% of our 2008 revenue; product gross margin amounted to $1.0 million, or 6% of our 2008 gross margin. In 2007, total VMware-labeled distribution sales amounted to $57.2 million, or 32% of our 2007 revenue; product gross margin amounted to $2.5 million, or 15% of our 2007 gross margin.

2008 VMware sales for our Programmer’s Paradise segment have increased significantly and we thank VMware for their continued partnership with us. Other lines also showed significant growth in 2008. While VMware-labeled distribution sales in 2008 declined by $28 million, our remaining sales, including sales for new software publishers, increased by $22 million.

We continue to manage the impact of the VMware change. We have successfully signed new distribution contracts in 2008 and continue to seek new partners in 2009. Due to the current uncertain economic environment, currently we cannot estimate the impact on our future sales and gross margins.

Total selling, general, and administrative ("SG&A") expenses for the fourth quarter of 2008 were $3.1 million compared to $3.1 million in the fourth quarter of 2007.

Net income for the fourth quarter of 2008 amounted to $902,000 or 2.3% of net sales as compared to $931,000 or 2.0% for the same period in 2007.

On January 28, 2009, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable February 20, 2009 to shareholders of record on February 13, 2009.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Quest Software, Embarcadero, Business Objects, Intel, Compuware, Infragistics, ComponentOne, Acresso, and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2008	December 31, 2007
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$9,349	$14,241
Marketable securities	9,367	9,641
Accounts receivable, net	16,940	24,824
Inventory - finished goods	1,058	1,116
Prepaid expenses and other current assets	776	927
Deferred income taxes	712	830
Total current assets	38,202	51,579

Equipment and leasehold improvements, net	549	619
Other assets	7,926	3,469
Deferred income taxes	808	1,086

Total assets	$47,485	$56,753

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$23,396	$32,100
Total current liabilities	23,396	32,100

Other liabilities	205	161
Total liabilities	23,601	32,261

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; authorized, 10,000,000
shares; issued 5,284,500 shares	53	53
Additional paid-in capital	26,636	28,860
Treasury stock, at cost, 640,838 shares and 576,002
shares, respectively	(3,383)	(2,283)
Retained earnings (deficit)	567	(2,599)
Accumulated other comprehensive income	11	461
Total stockholders' equity	23,884	24,492
Total liabilities and stockholders' equity	$47,485	$56,753

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE
INCOME
(Unaudited)
(In thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Sales	$174,025	$179,865	$40,030	$47,112
Cost of sales	157,228	162,630	35,530	42,795
Gross profit	16,797	17,235	4,500	4,317
Selling, general and administrative expenses	12,207	12,081	3,148	3,083
Income from operations	4,590	5,154	1,352	1,234
Interest income, net	741	989	192	240
Realized foreign exchange gain (loss)	3	2	(3)	1
Income before income tax provision	5,334	6,145	1,541	1,475
Provision for income taxes	2,168	2,442	639	544
Net income	$3,166	$3,703	$902	$931
Net income per common share - Basic	$0.72	$0.84	$0.21	$0.21
Net income per common share - Diluted	$0.71	$0.80	$0.20	$0.20

Weighted average common shares outstanding - Basic	4,414	4,406	4,389	4,437
Weighted average common shares outstanding - Diluted	4,461	4,656	4,414	4,585

Reconciliation to comprehensive income:

Net income	$3,166	$3,703	$902	$931
Other comprehensive income, net of tax:
Unrealized gain on marketable securities	19	8	23	4
Foreign currency translation adjustments	(469)	253	(328)	14
Total comprehensive income	$2,716	$3,964	$597	$949